Pitney Bowes Announces Senior Management Changes

STAMFORD, CT, October 4, 2017...Pitney Bowes Inc. (NYSE:PBI) a global technology company providing innovative products and solutions to power commerce, today announced that Mark Shearer, Executive Vice President and President, SMB Solutions, is retiring in the first quarter of 2018.

“Mark has worked tirelessly to help transform our SMB Solutions business and our company,” said Marc B. Lautenbach, President and CEO of Pitney Bowes. “Most recently, Mark realized a four-year vision with the introduction last month of the Pitney Bowes SendPro C-Series family of products and solutions, which transforms the traditional postage meter into an all-in-one office sending solution. Since joining Pitney Bowes in April 2013, Mark’s commitment to clients and dedication to our Company has been unwavering. We wish him well in his retirement.”

Jason Dies has been named Executive Vice President and President of SMB Solutions. Mr. Dies will be responsible for growing Pitney Bowes’ SMB Solutions business and accelerating the reinvention of the mailing business globally. Previously, Mr. Dies was Senior Vice President and President of the Document Messaging Technologies (DMT) business. He will be based in Stamford, Conn., and reports to Mr. Lautenbach.

Mr. Shearer will remain at Pitney Bowes to support the transition and ensure the successful global rollout of the Pitney Bowes SendPro C-Series family of products and solutions.

Grant Miller, previously Chief Operating Officer of DMT, succeeds Mr. Dies as President of DMT.

To strengthen the Company’s focus on transforming the business in international markets, Christoph Stehmann, who previously was Executive Vice President and President, Enterprise Solutions Group, has been named Executive Vice President, International, SMB Solutions. In this new role, Mr. Stehmann will oversee the implementation of the Company’s enterprise business platform in Europe, and direct the Pitney Bowes international SMB business. He reports to Mr. Lautenbach and is based in Stamford.

Finally, with the completion of the Newgistics acquisition, Lila Snyder has been named Executive Vice President and President, Global Ecommerce and Presort Services and will add the Newgistics and Presort Services businesses to her current responsibilities.

All of these executive changes are effective immediately.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company powering billions of transactions – physical and digital – in the connected and borderless world of commerce. Clients around the world, including 90 percent of the Fortune 500, rely on products, solutions, services and data from Pitney Bowes in the areas of customer information management, location intelligence, customer engagement, shipping, mailing, and global ecommerce. And with the innovative Pitney Bowes Commerce Cloud, clients can access the broad range of Pitney Bowes solutions, analytics, and APIs to drive commerce. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

For biographies and photos, please see https://www.pitneybowes.com/us/our-company/our-leadership.html

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